SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant /✓ / Filed by a Party Other than the Registrant / / Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[✓ ] Soliciting Material Pursuant to Section 240.14a-2.

Modine Manufacturing Company
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[✓ ] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
______________________________________________________________________________

(2) Aggregate number of securities to which transaction applies:
______________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
______________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
______________________________________________________________________________

(5) Total fee paid:
______________________________________________________________________________

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as proved by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
______________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:
______________________________________________________________________________

(3) Filing Party:
______________________________________________________________________________

(4) Date Filed:

November 4, 2004

Filed by Modine Manufacturing Company
Pursuant to Rule 14a-12 Under the
Securities Exchange Act of 1934
Subject Company: Modine Manufacturing Company
Commission File No. 1-1373

Forward-Looking Statements

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Modine's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include (1) the possibility that Modine and Transpro may not be able to reach definitive agreements for the proposed transaction; (2) the possibility that the companies may be unable to obtain required corporate and regulatory approvals for the proposed transaction; (3) problems that may arise in integrating the businesses of the two companies; (4) the proposed transaction may involve unexpected costs; (5) the combined company may be unable to achieve cost-cutting synergies; and (6) the businesses of one or both companies may suffer as a result of uncertainties surrounding the proposed transaction. Modine assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Modine and Transpro will file relevant materials with the SEC, including one or more registration statement(s) that contain required disclosure documents. Investors and security holders are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Modine, Transpro and the proposed transaction. Investors and security holders may obtain these documents (and any other documents filed by Modine and/or Transpro with the SEC) free of charge at the SEC's web site at www.sec.gov. In addition, the documents filed with the SEC by Transpro may be obtained free of charge by directing such request to: mdebernardo@transpro.com or from Transpro's web site at www.transro.com and the documents filed with the SEC by Modine may be obtained free of charge from Modine at www.modine.com. Such documents regarding the proposed transaction are not currently available. Investors and security holders are urged to read the required disclosure documents and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Modine, Transpro and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from security holders in favor of the proposed transaction. Information about the executive officers and directors of Modine and their ownership of Modine common stock is set forth in the proxy statement for Modine's 2004 Annual Meeting of Shareholders, which was filed with the SEC on June 14, 2004. Information about the executive officers and directors of Transpro and their ownership of Transpro common stock is set forth in the proxy statement for Transpro's 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Modine, Transpro and their respective executive officers and directors in the proposed transaction by reading the required disclosure documents regarding the proposed transaction when they become available.

On November 2, 2004 Modine Manufacturing Company ("Modine") gave a webcast presentation at the Gabelli and Company 28th Annual Automotive Aftermarket Symposium, the transcript of which is set below.

Gabelli and Company 28th Annual Automotive Aftermarket Symposium

Modine Manufacturing Company - David Rayburn and Bradley Richardson

Moderator: All right. I think we're going to get started. No, you're not dreaming. Modine is here again. 35 million shares outstanding. Stock is currently about $30, a billion dollar equity cap. There is one minor typo in our book. Since we published it, they've moved to the New York Exchange, new ticker is MOD on the NYSE. So, a billion dollar equity cap at [6.30]. Again, about $50 million in debt. That was prior to an acquisition they made so the numbers probably closer to 130 or thereabouts. $1.2 billion in enterprise value. And for the fiscal year ended 3/31/04, just looking at earnings per share -- pardon me, 3/31/05, looking for earnings per share of $1.65. Stock currently trading at about 7.5 times EBITDA, 18 times earnings. For those of you who weren't awake at 7 a.m. this morning, Dave and Brad were here earlier talk discuss as potentially transforming transaction for Modine selling their after market business to Transpro, which I'm sure they'll discuss in the course of their presentation.

We have Dave Rayburn here. Dave has been with Modine since 1991. He is the President and Chief Executive Officer. He has held that position since January of 2003, and prior to that he held a variety of positions in pretty much all of Modine's various divisions, off-highway heavy truck, etcetera. Also with us from Modine today, we have Brad Richardson. Brad has been the Chief Financial Officer of Modine since May of 2003. Prior to that he had a lengthy career in the oil and gas industry. He was [BP Amaco] and [Arco]. Most recently as the Vice-President -- Chief Financial Officer and Vice-President for [BP Amaco's] worldwide ENP division, so brings a different angle and certainly since he came on board, a lot of good things have been happening at Modine. So, welcome Dave and Brad, and I'll had it over to Dave.

Dave Rayburn: Hi, good afternoon. It's our pleasure to be here, and also those that are on the webcast. Where's the -- okay. Here's the Safe Harbor, and I'll give you a chance to read that. It's in your package. The package does include quite a bit of backup information that I won't be able to review with you. But, I'll be referring to that as I go through the presentation. This is what we're going to talk about, a little overview for those who don't know anything about Modine, what our markets and products are, where are the growth drivers. You know, we're excited about some of the activity that's been taking place recently. Our corporate priorities, we did mention after-market transaction. It's not a purchase but a spin, and we'll get into that detail, Brad will. And, finally some overview and outlook and value proposition.

So, what is a Modine. We're a thermal company. Thermal definition is heat transfer. In the old days, that would have been radiators, but that's not the case any longer. We work very hard at providing an engineered solutions to our customers. And, we're focused on globalization and technology, and hopefully when we finish today with the presentation you will appreciate what we're trying to do. Solely from a business strategy standpoint, returns are primary, especially given some of the returns that we had the past, we're showing some improvement. And, diversification of customers and markets is absolutely a priority, and that is a difference from some of our competitors. Differentiation in a key of trying to make our product something more than just a price item. And, I think we do that with many of our customers. And, partnering, and that's partnering not only with our customers but more and more with our supply base, and you can see some of the products on that slide, that we make.

We were founded 88 years ago. Last time we lost money was 1932, so hopefully on my watch that won't happen. We've got a strong balance sheet and we'll talk about that in a little bit. And recently, we've been leveraging that. And back to the technology play we've got 1,800 patents worldwide. 8,500 employees, and 35 manufacturing sites. We have a small-plant philosophy, and we really think that brings value to our customers, and allows us to have focus. And, in '04 we had record sales of a $1.2 billion. More exciting, though, in the first half, we're up 25%, and that's driven by new business and some market recovery.

These are our markets. You'll notice at the bottom, the top 4 customers are in 3 different markets. Again, back to that diversification strategy. Top 10 are 55% of our sales, so the largest customer is only 11% of our total sales. And, this will change, but this last year our U.S. sales were 53%, but with the after-market transaction that's pending as well as the acquisition that we made in July, in Asia the mix of our business will change considerably on a geographic basis.

In the backup pages, 33 to 38, there's some detail on individual markets, but I'd like to comment, make some comments on each of those. The automotive is 33% of our business. I'll be talking about some growth in a little bit. 60% of our growth that we're going to be launching over the next 3 to 5 years is in the after-market. And, over 60% of that is actually in Europe with customers like BMW and Volkswagen. And it's both on power trained cooling systems and engine products, and we'll talk about those engine products. In the automotive sector we do focus on platforms and power trained cooling systems on platforms around 1/2 million less. We'd all try to fight with the big boys on the [epselons] and those high volume programs, and we've had pretty good success on that. We're on a variety of BMW vehicles. The [3], the [Z4], the [X3], and now the new [1] series that's coming out on power trained cooling.

Engine is a big play for us right now because of emissions, and that's a key issue in our automotive sector as well as others. We'll talk about after-market in a little bit. I will say the after-market at one time within the last 5 years was 32% of our company. And, today it's only 18%, and that's obviously leading into strategic solution, and Brad will be talking about that.

The truck division is another growth area for us. It's 20% of our company. 30% of our future growth, new business that we're going to be launching on constant market size is in the truck area. We've got 2 new programs, one in HVAC and one in power trained cooling with some global players that will be announced hopefully over the next 3 or 4 months. And again in the truck side, as well as the power trained cooling systems, the stuff that's out front of the truck, engine is becoming a much bigger play for us in the truck industry.

The electronics piece, only 3%. This was the result of an acquisition in '01. It was taking that thermal thought I mentioned, Modine's thermal, taking it into new markets. And unfortunately, telecommunications dropped about a couple hours after we bought it. But, we've been working very hard to deal with the break-even, and have had some success and we're closing in on that. And, we've been focused recently on the computer market and heat pipe application. We're seeing some great growth. And, we're starting to see some signs of telecommunication recovering. So the fundamentals of that acquisition are still sound, it's just the timing was kind of off.

Off-highway is an interesting story. It's an area where Modine's been traditionally very strong. But, we weren't getting the returns in that business and candidly we're tracing too many customers. And, about 4 years ago we went through some strategy sessions and did some rationalization of this business, not only from a manufacturing standpoint, but products offered, and customers. And, we've had a lot of success with that rationalization, and we're seeing significant improvement in our profitability in this segment, and it will be a growth segment for us in the future, and again about 10% of the incremental business that we'll be talking about is in this segment. And finally, the building at [HBHC]. It's another business that we did some rationalization on, closed the plant, rationalized some products, and we're now in the process of moving -- bring out some new products, just in time for some of the Seer rating in regards to the refrigeration industry.

These are the products, and I'm not going to take you through the whole pie, but I will say that traditionally that radiator number would have been much larger. But, radiators are also included in the modules. Five years ago we wouldn't have talked about modules, but as in most businesses, we've gone from components to modules to systems, and that's the case for Modine. Also new on that buy is EGR coolers, which is part of the solution for many of the truck manufacturers, and car manufacturers with diesels, and the electronics segment. This pie will also change as we get a full year effect of the acquisition in Asia, because that's primarily 76% of that business is vehicular HVAC, so the pie will be changing. It is noted there that the environment and emissions laws that are changing both in here and in Europe are driving a number of new components. EGRs, I've already mentioned, for diesel engines, CO2 which is a great alternative refrigerant to the current [RI34A]. And, we've got some great IP, intellectual property, and we've been working very successfully with some major OEs in Europe on some [beta] product. And, we expect CO2 air conditioning to probably be applied net Europe in the '08, '09 time frame.

Certainly new markets is a priority for us. Electronics, fuel cells, we've got 18 full time engineers working on fuel cells. It's a break-even business, and it's kind of like an incubator for us, so when that technology breaks out and we think it will be in distributor products first, not cars, and busses. And, I think we'll have relationships and partnerships, and the IP to support that. So, certainly new markets is a priority, and certainly product line growth.

So, what are our growth drivers. We're certainly enjoying some recovery now in North America in regards to heavy truck. Last year, we commented that we had $320 million of net new business booked that will be maturing over the next 5 years. That number has now changed to $330. We've had about $70 to $80 million that's been launched this last year that came out of the $320 base, and obviously we've replaced that with new business, incremental business, on top of that, that we've just launched. So, the number now is $330, and most of that launch is within the first 3 years. And, it's about 50/50 between North America and Europe, and hopefully over the next year we'll see an increase in influence from our Asian acquisition.

Certainly a growth driver is new products and technology. And I already mentioned the environment regulations. There's an interesting slide on page 31. I really don't have time to go through, in the backup that shows a diagram of U.S. truck laws in regards to [particulants] and [knocks]. And, as those laws change, and the requirements of those diesel engines get tighter and tighter, all of that means is more heat transfer requirement and more Modine content. [Acure] protocol will certainly obsolete [134a] as a refrigerant in vehicles. I've already mentioned that as a protocol that's being driven in Europe primarily. And, again with CO2 we think we have some great IP an intellectual property. And finally, geographic expansion and acquisitions, and I've given reference to the Korean acquisition.

In some of the discussions we've had with many of you in the room, we've talked about what's going on with Modine's content, and this slide attempts to show that. Back in the 70s when we were selling copper brass radiators, our content was between $300 and $675 per truck, and depended on the size of truck, etcetera. The, the [charge air] coolers came along with an emissions change, and our content went $600 to $900, in that range. And then we went to modules. These modules were copper brass, but again they were concluding shrouds in multiple heat transfer devices and some plastic. And today, you can see that we're actually still at $700 to $1,200, that number does include the modules, but you can see that other components that are now being added to the engines. And, what's happened is the modules have become lest costly as we've gone from copper brass to aluminum. And, we've also taken a lot of design cost out in working with our customers. But, displacing that are all these new components. I will say today's profitability on that business is better than it used to be. So, this is a very good business for us.

These are the 4 priorities set about the time I took the helm in '83 or '03. These 4 priorities were consistently pushing the organization on internally, and I think they're important to all of our shareholders. New products, we think the foundation of our company, if you go all the way back to [AB] Modine, who had over a 100 patents, is our foundation. The first thing we need to do is stay focused at next generation product, what's the next generation [charge air] cooler, radiator, condenser, evaporator, and we're working very hard on that. We have some new emerging products, short-term, I've already mentioned exhaust gas re-circulation. Another exciting product, and we're in [beta] test right now is for idle-off cooling systems for trucks. We'll be doing some large fleet tests this next summer. And, this allows, and many states are passing these no-idle laws, where the trucks can't sit in the rest stops and idle, and it will be an electrically driven compressor, and allow the vehicle to be cooled while it is shut off. Another one is for the electronics industry in regards to high flux heat pipes. And, in long-term I've already mentioned the break-even [beta] site fuel cells CO2. And, another opportunity, taking the Modine technology into electronics as liquid cooling.

Something's new for us in the last couple of years is actually getting involved with the government. We're taking advantage of government funded R&D. We are allowed to keep the intellectual property and its dual use. It's typically technology that we can apply in commercial applications, but we can also apply into government applications. Two examples, we've been funded along with [Cat] and several other companies to develop a fuel cell underground mining vehicle. And anther example was the U.S. Army has funded us on 2 programs, and the third is pending for CO2 air conditioning of [Hum Vs], certainly appropriate for what's going on today. And, state-of-the-art test facilities. We now have 4 wind tunnels globally, and with the acquisition we have great state-of-the-art capability in Seoul, Korea as well as now is [Stuttgart] in the [re scene].

The second priority is strategic planning and business development. And, we've spent a lot of time internally in regards to not being as reactionary as we have in the past, but being more planned and organized in the way we approach our overall planning process. So, we've developed internally a recurring planning process. Brad's going to be talking about some goals that we've set in regards to financials. We need to match our strategies with our opportunities and align the organization. And, many times technology companies or -- try -- companies try to be technology companies. It's knowledge for the sake of knowledge, and what we want to make sure that it turns into commercial opportunity.

On page 30 in the backup is a summary of the acquisition. We have a acquisition process that we work very hard at. We've got a great balance sheet to leverage for acquisitions. And, we've very pleased with the acquisition in Asia, and it's summarized, again, on page 30. And we currently have to make sure that we manage and understand our problem businesses. Two that we've been dealing with for the last couple of years is electronics cooling and I mentioned the timing of the electronics business, a telecommunication drop. But, we've been really focused to dealing with that break-even, and I'm encouraged about where that business will be next year. And, then Brad will be talking about our strategic solution for our after-market. So, Brad?

Brad Richardson: Thank you very much, Dave, and good afternoon to everyone. I would like to cover the remaining 2 corporate priorities with you, starting first with improving profitability in returns. This slide here gives examples of some things that we've been working very hard on in order to improve the overall profitability and returns of the company. Since 2001, we've closed 6 manufacturing plants, and I would note also, if you look at the capacity that we have today, it supports the net new business that Dave spoke to, so therefore need any further manufacturing plants in order to support the growth as we go forward, which gives us very good fixed cost leverage opportunity. We've also aggressively rationalized our facilities, our product lines, specifically in the off-highway group. Dave spoke to the electronics cooling business, which again we've been very focused there on bringing that business to break-even, and addressing our under-performing businesses.

Like everyone, we've also been very focused on managing our supply base. And just as an example of what we're doing on that front, literally as we speak we're in the process of opening our purchasing office in Shanghai, China, which allow us to source product back to our North American and European businesses.

And finally, pursuing new business. And, a good example of that, and again it's in the backup, is our acquisition in Korea. This takes us into a new geographic area in a major way. It takes us in with new products, and certainly provides additional opportunity as we go forward from a growth perspective.

This is the slide which shows our growth over the last several years. In Fiscal 2004, which ended March 31st, we recorded an all-time record sales of $1.2 billion. in the first half of this fiscal year, which we're half way through, we recorded sales of $711 million, which was up 25%. The growth that we've seen in the overall sales is now starting to translate into our earnings per share. If you look at our 2004 results with a 10% increase in sales, our EPS was up 17%. How are we doing so far in our first half fiscal year, our EPS has nearly doubled. Sales, again, are up by 25%. And, this is really driven by market recovery in our truck markets, our heavy-duty and off-highway and [ag] markets, as well as again new product that we've been launching, which have really kicked in since the last half of our fiscal 2004. For the first half, as shown on the right box, our EPS is up to 81 cents a share, which is nearly again double from where we were in the previous comparable period.

I think it's important, and it's certainly known within Modine that it's not just about the absolute level of earnings. As you can see, on the left hand side of this chart, our earnings since the low point in 2002 have been improving. But also during this period we've been significantly de-capitalizing the company as we have aggressively worked working capital, which has provided funds to pay down debt. So, on top of the improved earnings, as well as the lower capital base, you can see on the right hand slide, that we boosted our return on capital employed to 6.7% in 2004. And, I'm very, very pleased to say in the first half of 2005 that we're at 8.3%.

So to sum up our first half performance again, you can see the sales, the earnings growth that I've already spoken to. The dividend, I think, is a very, very interesting story here. We have been passing on the improvement in earnings to our shareholders. We did something very unusual last month, in that we had an out-of-cycle dividend increase. We increased our dividend May 2003 by 10%, 2004, May of 2004 by 10.9%, and in October we announced another 6.6% improvement -- increase in our dividend.

If you look here in terms of the last corporate priority, which is truly around financial stability, which is a key goal of the company, which I'll even speak to in a few minutes. You can see we've made steady progress in brining our debt down. The debt has increased as David mentioned earlier. And, this is a function of the $90 million acquisition that we made in Korea, which was financed partially through debt and partially through a draw down of excess cash balances that the company had.

I think it's very, very important for you, as investors, to understand the financial framework within which we're developing our business plan, and, quite frankly, with which we're incentivizing our management. Starting first with return on capital employed, a very key priority of the company. Our target is to generate 11% to 12% through the cycle return on capital employed. Through the cycle means that clearly in periods of strong cyclical performance for some of our markets like truck and [ag], we would expect to earn above the 11% to 12%, and in cyclical down turns, we would expect to be below that. But, through the cycle 11% to 12%. Again, our current return on capital employed is 8.3%, and with the transaction that I'll describe to you in just a minute, we expect to add between 1.5 to 2 percentage points on an annualized basis to our return on capital employed, which brings us up very close to our cost of capital of 10.5%. I would also note again that our management is incentivized based upon a return on capital employed measure, so there's strong alignment with the shareholder base on that.

In terms of our capital structure, our current debt to capital is at 19%. We do have the flexibility to increase that capitalization or our debt as we see opportunities on the acquisition front. But, our target is to keep that debt to capital ratio below 40%. And finally, as it relates to dividend pay out, our pay out ratio, we're targeting to pay out between 35% and 45% of our income, and for the last 12 months, we've paid out 38%. We believe that dividends are a key component of our overall shareholder return.

Let me speak for a minute to the transaction that Dave spoke to, and that we also covered this morning. Modine last Friday announced an agreement with Transpro, which Transpro is a company that participates in the after-market and thermal management similar to the Modine after-market. We announced that -- a letter of intent on Friday, whereby we will take the Modine after-market business. We will spin this off in a tax free, debt free basis to our shareholders. Subsequently to that, that spun-off business will be merged with Transpro, and as a result of that merger, the Modine shareholders will end up owning 8.8 million shares in the new company, which will give us 50 -- our shareholders, 54% of the outstanding shares of the new company. Concurrent with this transaction, Modine will purchase Transpro's original equipment business, their heavy-duty original equipment business for $17 million.

The end result of all of this, it's a fairly complicated structure, but the end result is, is that Modine shareholders will keep their shares in Modine, Modine will be focused purely on the original equipment business, where we have sales today of about $1.4 billion. Our shareholders will also have interest in the new company, which will be a pure after-market business that is well capitalized, given the fact that our business is spun off on a debt free basis. The merged company is expected to provide significant benefits, and quite frankly, these are benefits that would not be available if these companies continue to operate as independent entities. They're only available by bringing 2 companies together. We estimate savings of about $20 million, plus balance sheet savings in terms of consolidation of inventory. We've worked very hard on the development of these synergies over the last year. And, these synergies come from overlapping distribution, overlapping overhead, overlapping manufacturing, and also procurement savings.

In terms of what this does to Modine, again, it dramatically improves Modine's financial performance as we take out of Modine nearly $100 million worth of capital that currently is not generating any return. This will drive a return on capital employed, an improvement of 1.5 to 2 percentage points and our pre-tax margins up between 1 and 1.5 percentage points.

For those of you that are visual learners here, you can see today that Modine owns 100% of Modine OE and 100% of the after-market. And, our Transpro shareholders own -- the Transpro shareholders own the OE business and Transpro after-market. Post this spin-off, our Modine shareholders will own 100% of Modine Manufacturing Company, plus our shareholders will own 54% of the new company.

In terms of our fiscal 2005 outlook, new product launches, market recovery, the Asia acquisition that Dave spoke to, continued performance improvement, give us a great deal of confidence today to say that we're on track to exceed the guidance that we had originally provided on our fiscal '05. And in fact, we now expect that our second half results will in fact exceed the 81 cents a share that we generated in the first half of '05. In terms of our capital investment, we expect that our capital we approximate our depreciation and amortization level, which is about $70 million.

So let me summarize here, and I think the real question that one needs to ask is what makes Modine unique. And I can tell you I'm speaking on behalf of Dave and the rest of the management team of Modine as it relates to our responses to that question. We are industrial company with a singular focus on thermal management. We're highly diversified in terms of our market, customers, and product. We have significant net new business. As Dave mentioned, we have -- we're announcing today $330 million worth of net new business, maturing over the next 5 years. This is driven by the regulatory environment as well as the environmental changes that we see. We're also seeing key market recoveries. Both of these, again the net new business as well as market recoveries are yielding revenue growth, earnings improvement, and margin expansion. And, this margin expansion is really driven by the fact that we don't need any net new manufacturing capacity as we go forward, which allows us to leverage our fixed cost base and significantly improve our fixed asset turnover.

Our balance sheet is in very good shape, with a debt to cap of 19%, which gives us great flexibility for acquisitions, partnerships, and joint venture. And finally, the new financial metric framework that we're operating the company, we believe not only allows us to move towards being a leading diversified manufacturer, but also a leading financial performer within our sector. And finally what I'd like to say, and Dave mentioned this, as always our long-term focus is on applying technology to new markets or existing markets where we see growth, and where we see the opportunity for differentiated returns. Thank you very much, and I think at this point, if there are any questions, Dave and myself would be happy to answer them.

Q&A

Brad Richardson: Yes.

Audience Member: []

David Rayburn: Hadn't thought about it and we're going to look at that. I don't have an answer for that, but -- no, we're not. But, that's part of the process that we mentioned in regards to the acquisition process that we've developed. We're not only looking in existing markets, but we're going to cast our net a lot broader in regards to see if we can take. Most technology and heat transfer starts in automotive, and you can even expand it into other markets. And, we're going to spend a lot more time looking at whether there's thermal differentiation in some of these markets. And, that's one we'll take a look at. Hadn't thought of it.

Moderator: Dave?

Audience Member: Brad, you had mentioned $100 million of capital that you pull out of the business. How is that split between working capital and [successive]?

Brad Richardson: Yes. I would say that a -- I think most of you know the after-market is a working capital intensive business. And, I would say a majority of that $100 million is working capital related.

Moderator: Do you have another question, Dave?

Audience Member: Yes, in regards to your return on capital over the course of a cycle with the current sales as projected. That would suggest that your normalized earnings are higher than your last peak. Is that correct, number 1?

Brad Richardson: Well, if you look at the normalized earnings, I mean, in our last peak, which was clearly now in 1999, we were generating slightly above the 11% to 12% range. So, I think, you know, to answer your question, yes.

Audience Member: And then secondly, in regards to how it works into the incentive program. What percent of the program is based on criteria? And, is it paid in cash or stock?

Moderator: Yes, Dave do you?

David Rayburn: Well, the short-term incentive is cash, and it's all based on return on net assets employed. The long-term incentive certainly options are based on what we do with the company. The long-term incentive currently is based on earnings per share. And, that's being re-evaluated by our company candidly, and we're going to look at probably a 3 year averaging approach and take some multiple metrics. But, currently it's on EPS.

Moderator: I'm going to have to cut Modine short here. Twice in one day, I think we're all a little overheated. But, I'd like to thank Dave and Brad. That was a terrific presentation. You made 2 terrific deals in the last year. And, we look forward to seeing you at dinner. Thanks, guys.